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               [LETTERHEAD OF HOOPER HOLMES, INC. APPEARS HERE]

                                              September 14, 1995

Dear Hooper Holmes Shareholder:

      Proxy material for the Special Meeting of shareholders of Hooper Holmes, Inc. was sent to you recently. According to our records, your proxy for this meeting, which will be held on Friday, September 29, 1995, has not yet been received.

      REMEMBER -- unless we receive the affirmative vote of 66 2/3% of the
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outstanding shares of Common Stock voting in favor of the proposal, Hooper
Holmes, Inc. will not be able to proceed with the planned sale of the assets and business of the Company's health care division to Olsten Corporation.

      For the reasons set forth in the proxy statement dated August 30, 1995, your Board of Directors believes the proposal on the agenda is in the best interest of the Company and its shareholders and recommends a vote FOR the proposal.

      Regardless of the number of shares you may own, it is important that they be represented. We urge you to sign, date and mail your proxy promptly.

                                                    Sincerely,

                                                    /s/ Robert William Jewett

                                                    Robert William Jewett